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                             [Logo of Papa Johns]


Contact:  D. Ross Davison
          Chief Financial Officer and Treasurer
          (205) 981-2823



            PJ AMERICA ANNOUNCES RECEIPT OF A TENDER OFFER PROPOSAL


Birmingham, Alabama, March 23, 2001


     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that an investor group including Douglas S. Stephens, President and C.E.O., and Richard F. Sherman, Chairman of the Board, and other board members and significant shareholders have submitted a preliminary, non-binding proposal to the Company's Board of Directors to acquire all the outstanding shares of common stock not currently owned by them. The investor group currently owns approximately 40% of the Company's outstanding common stock. This proposal contemplates a cash tender offer price of $8.00 per share. The NASDAQ closing price per share on March 22, 2001 was $6.625. The proposed tender offer price of $8.00 represents a 21% premium over yesterday's $6.625 closing price of the Common Stock on NASDAQ and a 30% premium over the 90 day average closing price. The proposal states that any offer will be subject to a number of conditions, including receipt of financing on terms satisfactory to the investor group and ownership by the investor group at least 90% of the Company's outstanding shares following the purchase of shares pursuant to the tender offer.

     The board appointed a special committee of outside directors to conduct a review of the proposal and evaluate strategic alternatives for the Company. There can be no assurance that the proposal will lead to the commencement of any tender offer.

     Headquartered in Birmingham, Alabama, PJ America, Inc. has 177 Papa John's restaurants in nine states and Puerto Rico.

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     This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.